Exhibit 10.57

David Johnston

November 9, 2003

Dear David,

I am pleased and excited to offer you the position of Senior Vice President, Research and Development at Nektar, reporting to me. Your targeted compensation will be $400,000.00 on an annual basis. Of this amount, your fixed compensation will be $300,000.00 and your target variable compensation at 25% will be $100,000.00 per year.

In addition, you will receive a sign-on bonus of $30,000.00, which will be paid to you in your first paycheck. This amount will be subject to payroll withholding and deductions. If your employment terminates other than ‘without cause’ by Nektar or if you resign before your first anniversary, you agree to reimburse Nektar for the full amount of this sign-on bonus.

You are also eligible to participate in the Nektar Stock Option Plan. Subject to the approval of the Option Grant Subcommittee, you will be granted an option to purchase 50,000 shares in accordance with this plan. The option price will be set at the closing price of Nektar’s stock on the day preceding your date of hire. You will also be eligible to participate in Nektar’s benefits program including Medical, Dental and Vision Insurance, Term Life Insurance, 401(k), Flexible Health Spending Account and Short & Long Term Disability.

Nektar will provide you with the following relocation items:

•	Partial shipment of your household goods from Wilmington, NC to your new apartment in the SF Bay Area.

•	Shipment of your household goods from Wilmington, NC to the SF Bay Area.

•	Storage of your household goods up to 12 months.

•	Temporary housing for you and your family up to 60 days (The cost of this housing is taxable to you and will be included in your total W-2 income).

•	Travel for you and your family to the SF Bay Area.

•	Use of a rental car for up to 14 days or until your car arrives.

You will also receive a relocation allowance of $10,000.00, which will be paid to you in your first paycheck. This amount will be subject to payroll withholding and deductions. If your employment terminates other than ‘without cause’ by Nektar or if you resign before your first anniversary, you agree to reimburse Nektar for the full amount.

Moreover, provided you take advantage of the following portion of the relocation assistance package within your first 12 months of employment with Nektar, Nektar will:

•	Provide normal and customary closing costs on the sale of your home in, Wilmington NC. Those items considered not deductible for income tax purposes will be ‘grossed up’ and added to those costs considered deductible. (That portion is subject to withholding.) We will provide you an amount up to 6% of the sale.

•	Provide normal and customary closing costs, loan discount points not to exceed 1%, on the purchase of a home in the Bay Area. Those items considered not deductible for income tax purposes will be ‘grossed up’ and added to those costs considered deductible. (That portion is subject to withholding.) We will provide you an amount up to 3% of the purchase.

In the event that you should voluntarily terminate your employment with Nektar or be terminated other than ‘without cause’ by Nektar within one (1) year after these closings, you agree that you will reimburse Nektar for the full amount of these closing costs.

Nektar will also provide you with the following rental assistance:

•	1st year $34,000.00 (paid over 24 pay periods and subject to withholding)

You are eligible to receive reimbursement for all expenses noted above as they relate to your relocation. However, if you voluntarily elect to terminate your employment within twelve months of the effective date a relocation expense was incurred, you agree to repay the relocation dollars reimbursed and/or advances, including all expenses that were directly billed to Nektar. (See attached Repayment Agreement).

David, we are delighted to offer you an opportunity to be part of Nektar. As a key member of the Research and Development team, we expect you will play an important role in building our company. In a rapidly growing company like Nektar, quality and committed people like you are the major ingredients of success.

Your employment is by continued mutual agreement and may be terminated at will with or without cause by either you or the company at any time with or without advanced notice.

In compliance with the terms of the Federal Immigration Reform and Control Act, you will be required to provide us with proof of authorization to work and proof of identity.

This offer is valid through Tuesday November 11, 2003, and is contingent upon the verification by Nektar of information you have provided to us regarding your qualifications for employment.

Sincerely,

/s/ Ajit Gill
Ajit Gill
President and CEO

OFFER ACCEPTED:

/s/ David Johnston	11/10/03
David Johnston	Date

Start Date